PRESS RELEASE


FOR IMMEDIATE RELEASE
November 2, 2001

CONTACTS:

George Strayton                                    Richard Malarski
President and CEO                                  President & CEO
Provident Bancorp, Inc.                            National Bank of Florida
845-369-8040                                       845-651-4091

Provident Bancorp, Inc. and Provident Bank Announce Plans to Acquire National Bank of Florida

Transaction Vaults Provident Bank to Nearly $1 Billion in Assets

Montebello, NY - Provident Bancorp, Inc. (Nasdaq: PBCP) ("Provident"), the holding company for Provident Bank, Montebello, New York and National Bank of Florida ("NBF") of Florida, New York, announced jointly today that they have entered into a definitive agreement under which Provident Bank will acquire National Bank of Florida. The transaction is valued at $28.1 million and has been approved by the Board of Directors of each company.

Provident currently has 15 branches in Orange and Rockland Counties, with total consolidated assets of $880 million. NBF, with 2 branches in Orange County, has assets of $95 million. Upon completion of the transaction, it is estimated that Provident will have approximately $960 million in consolidated assets and will have 17 offices in Rockland and Orange County. With the completion of this transaction, Provident will have achieved asset growth of 27% in the three years since its initial public offering.

As part of the transaction, NBF's shareholders will receive $4,014 per share (in cash) which represents 173% of its book value. Provident anticipates that the transaction will be accretive to cash earnings in the current fiscal year ending September 30, 2002.

"We are very pleased to announce the acquisition of National Bank of Florida as it is in line with Provident's target asset mix and expands the bank's commercial business," said George Strayton, President and CEO of Provident. "The transaction is also in keeping with our strategic objective to expand our service to the businesses and consumers of Orange County. The added locations in Florida and Slate Hill increase location convenience and our ability to respond to borrower's needs in Orange County. Also our new customers will be able to enjoy the full array of products and services offered by Provident. Our customers in Warwick and Middletown already enjoy the benefits of Provident's expanded hours, Sunday banking and innovative products such as online banking, cash management and sweep accounts. Provident Bank has operated in Rockland County since 1888 and brings "best in class" customer service and quality products to our customers in both counties.

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"This transaction is a winning proposition for everyone," stated National Bank of Florida President and CEO Richard Malarski. "We are proud to have served our communities in Orange County, and we are proud to bring them a banking partner such as Provident which is committed to helping our communities grow."

Completion of the transaction is subject to approval by regulators and by the shareholders of NBF. It is expected the transaction will be completed during the first calendar quarter of 2002.

This press release contains certain forward-looking statements consisting of estimates with respect to the acquisition of National Bank of Florida by Provident Bancorp and Provident Bank. These statements include statements regarding the closing date, shareholder value and anticipated future results. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate" and intend or future or conditional verbs such as "will," "would," "should", "could" or "may." Certain factors that could cause actual results to differ materially from expected include delays in completing the acquisition, difficulties in integrating Provident Bank and National Bank of Florida, increased competitive pressures, changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Provident Bancorp and National Bank of Florida are engaged, changes in the securities markets, and other factors disclosed by Provident Bancorp in its periodic filings with the SEC.